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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             COMMISSION FILE NUMBER: 33-91744-01

CABCO TRUST FOR FLORIDA P&L FIRST MORTGAGE BONDS
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

445 BROAD HOLLOW ROAD, SUITE 239, MELVILLE, NEW YORK 11747  (631) 587-4700
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       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

$25,000,000 TRUST CERTIFICATES FOR FLORIDA POWER & LIGHT FIRST MORTGAGE BONDS
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

NONE
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       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)( l)(i) /X/                    Rule 12h-3(b)(l)(i)  /_/
   Rule 12g-4(a)(l)(ii) /_/                    Rule 12h-3(b)(l)(ii) /_/
   Rule 12g-4(a)(2)(i)  /_/                    Rule 12h-3(b)(2)(i)  /_/
   Rule 12g-4(a)(2)(ii) /_/                    Rule 12h-3(b)(2)(ii) /_/
                                               Rule 15d-6           /_/

Approximate number of holders of record as of the certification or notice date:
                                       -0-


Pursuant to the requirements of the Securities Exchange Act of 1934 CABCO TRUST FOR FLORIDA P&L FIRST MORTGAGE BONDS has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

    Date: 12/23/03                     By: /s/ Robert D. Vascellaro
          --------                         ------------------------
                                           Robert D. Vascellaro
                                           Vice President,
                                           Corporate Asset Backed Corporation,
                                           Depositor